                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 28, 2000



                               NVIDIA CORPORATION
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


           000-23985                                  94-3177549
     (Commission File No.)               (I.R.S. Employer Identification No.)


                               3535 Monroe Street
                              Santa Clara, CA 95051
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (408) 615-2500
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Item 5.  Other Events.

     NVIDIA Corporation (the "Company") hereby updates its Risk Factors and description of its Business.

     The Company's Risk Factors are updated as follows:

                                 RISK FACTORS

     Our operating results are unpredictable and may fluctuate.

     Many of our revenue components fluctuate and are difficult to predict, and our operating expenses are largely independent of revenue in any particular period. It is therefore difficult for us to accurately forecast revenue and profits or losses. We believe that our quarterly and annual results of operations will be affected by a variety of factors that could adversely affect our revenue, gross profit and results of operations.

     Factors that have affected our results of operations in the past, and are likely to affect our results of operations in the future, include the following:

     . demand and market acceptance for our products and/or our customers' products;

     . the successful development and volume production of next-generation products;

     .    new product announcements or product introductions by our competitors;
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     .    our ability to introduce new products in accordance with OEM design requirements and design cycles;

     . changes in the timing of product orders due to unexpected delays in the introduction of our customers' products;

     . fluctuations in the availability of manufacturing capacity or manufacturing yields;

     . competitive pressures resulting in lower than expected average selling prices;

     . rates of return in excess of that forecasted or expected due to quality issues;

     .    the rescheduling or cancellation of customer orders;

     . the loss of a key customer or the termination of a strategic relationship;

     .    seasonal fluctuations associated with the PC market;

     . substantial disruption in our suppliers' operations, either as a result of a natural disaster, equipment failure or other cause;

     . supply constraints for and changes in the cost of the other components incorporated into our customers' products, including memory devices;

     .    our ability to reduce the manufacturing costs of our products;

     .    legal and other costs related to defending intellectual property;

     .    bad debt write-offs;

     .    unexpected inventory write-downs; and

     . introductions of enabling technologies to keep pace with faster generations of processors and controllers.

     Any one or more of the factors discussed above could prevent us from achieving our expected future revenue or net income.

     Because most operating expenses are relatively fixed in the short term, we may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall. We may be required to reduce prices in response to competition or to pursue new market opportunities. If new competitors, technological advances by existing competitors or other competitive factors require us to invest significantly greater resources than anticipated in research and development or sales and marketing efforts, our business could suffer. Accordingly, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year.

     Our 3D graphics solution may not continue to be accepted by the PC market.

     Our success will depend in part upon continued broad adoption of our 3D graphics processors for high performance 3D graphics in PC applications. The market for 3D graphics processors has been characterized by unpredictable and sometimes rapid shifts in the popularity of products, often caused by the publication of competitive industry benchmark results, changes in dynamic random memory devices pricing and other changes in the total system cost of add-in boards, as well as by severe price competition and by frequent new technology and product introductions. Only a small number of products have achieved broad market acceptance and such market acceptance, if achieved, is difficult to sustain due to intense competition. Since we have no other product line, our business would suffer if for any reason our current or future 3D graphics processors do not continue to achieve widespread acceptance in the PC market. If we are unable to complete the timely development of or successfully and cost-effectively manufacture and deliver products that meet the requirements of the PC market, our business would be harmed.

     Our integrated graphics product may not be accepted by the PC market.

     We expect that integrated graphics chipset products will become an increasing part of the lower cost segment of the PC graphics market. We have only recently introduced a 3D graphics processor targeted at this segment, as part of a joint development effort with ALi. If this product is not competitive in this segment and the integrated chipset segment continues to account for an increasing percentage of the units sold in the PC market, our business may suffer.

     We need to develop new products and to manage product transitions in order to succeed.

     Our business will depend to a significant extent on our ability to successfully develop new products for the 3D graphics market. Our add-in board manufacturers and major OEM customers typically introduce new system configurations as often as twice per year, typically based on spring and fall design cycles. Accordingly, our existing products must have competitive performance levels or we must introduce new products on a timely basis with such performance characteristics in order to be included in new system configurations. This requires that we do the following:

     .    anticipate the features and functionality that consumers will demand;

     . incorporate those features and functionality into products that meet the exacting design requirements of PC OEMs and add-in board manufacturers or CEMs;

     .    price our products competitively; and

     . introduce the products to the market within the limited window for PC OEM and add-in board manufacturers.

     As a result, we believe that significant expenditures for research and development will continue to be required in the future. The success of new product introductions will depend on several factors, including the following:

     .    proper new product definition;

     .    timely completion and introduction of new product designs;

     . the ability of Taiwan Semiconductor Manufacturing Co., or TSMC, our primary manufacturer, WaferTech LLC, a joint venture controlled by TSMC, and any additional third-party manufacturers to effectively manufacture our new products in a timely manner;

     .    the quality of any new products;

     .    differentiation of new products from those of our competitors;

     .    market acceptance of our and our customers' products; and

     . availability of adequate quantity and configurations of various types of memory products.

     Our strategy is to utilize the most advanced semiconductor process technology appropriate for our products and available from commercial third-party foundries. Use of advanced processes has in the past resulted in initial yield problems. New products that we introduce may not incorporate the features and functionality demanded by PC OEMs, add-in board manufacturers and consumers of 3D graphics. In addition, we may not successfully develop or introduce new products in sufficient volumes within the appropriate time to meet both the PC OEMs' design cycles and market demand. We have in the past experienced delays in the development of some new products. Our failure to successfully develop, introduce or achieve market acceptance for new 3D graphics products would harm our business.

     Our failure to identify new product opportunities or to develop new products could harm business.

     As markets for our 3D graphics processors develop and competition increases, we anticipate that product life cycles at the high end will remain short and average selling prices will continue to decline. In particular, we expect average selling prices and gross margins for our 3D graphics processors to decline as each product matures and as unit volume increases. As a result, we will need to introduce new products and enhancements to existing products to maintain overall average selling prices and gross margins. In order for our 3D graphics processors to achieve high volumes, leading PC OEMs and add-in board manufacturers must select our 3D graphics processor for design into their products and then successfully complete the designs of their products and sell them. We may be unable to successfully identify new product opportunities or to develop and bring to market in a timely fashion any new products. In addition, we cannot guarantee that any new products we develop will be selected for design into PC OEMs' and add-in board manufacturers' products, that any new designs will be successfully
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completed or that any new products will be sold. As the complexity of our products and the manufacturing process for products increases, there is an increasing risk that we will experience problems with the performance of products and that there will be delays in the development, introduction or volume shipment of our products. We may experience difficulties related to the production of current or future products or other factors may delay the introduction or volume sale of new products we develop. In addition, we may be unable to successfully manage the production transition risks with respect to future products. Failure to achieve any of the foregoing with respect to future products or product enhancements could result in rapidly declining average selling prices, reduced margins, and reduced demand for products or loss of market share. In addition, technologies developed by others may render our 3D graphics products non-competitive or obsolete or result in our holding excess inventory, either of which would harm our business.

     We rely on third-party vendors to supply us tools for the development of our new products and we may be unable to obtain the tools necessary to develop these products.

     In the design and development of new products and product enhancements, we rely on third-party software development tools. While we currently are not dependent on any one vendor for the supply of these tools, some or all of these tools may not be readily available in the future. For example, we have experienced delays in the introduction of products in the past as a result of the inability of then available software development tools to fully simulate the complex features and functionalities of our products. The design requirements necessary to meet consumer demands for more features and greater functionality from 3D graphics products in the future may exceed the capabilities of the software development tools available to us. If the software development tools we use become unavailable or fail to produce designs that meet consumer demands, our business could suffer.

     Our industry is characterized by vigorous protection and pursuit of intellectual property rights or positions that could result in substantial costs to us.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which has resulted in protracted and expensive litigation. The 3D graphics market in particular has been characterized recently by the aggressive pursuit of intellectual property positions, and we expect our competitors to continue to pursue aggressive intellectual property positions. In addition, from time to time we receive notices alleging that we have infringed patents or other intellectual property rights owned by third parties. We expect that, as the number of issued hardware and software patents increases, and as competition in our markets intensifies, the volume of intellectual property infringement claims will increase. If infringement claims are made against us, we may seek licenses under the claimant's patents or other intellectual property rights. However, licenses may not be offered at all or on terms acceptable to us. The failure to obtain a license from a third party for technology used by us could cause us to incur substantial liabilities and to suspend the manufacture of products. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. We have agreed to indemnify certain customers for claims of infringement arising out of sale of our products. Litigation by or against us or our customers concerning infringement would likely result in significant expense to us and divert the efforts of our technical and management personnel, whether or not the litigation results in a favorable determination for us.

     We are subject to a patent infringement lawsuit and could be subject to future lawsuits that could divert our resources and result in the payment of substantial damages.

     On September 21, 1998, 3Dfx Interactive, Inc. filed a patent infringement suit against us in the United States District Court for the Northern District of California alleging infringement of a 3Dfx patent. On March 2, 1999, 3Dfx added a second patent to the suit and on May 24, 1999, 3Dfx added a third patent to the suit. The amended complaint alleges that our RIVA TNT, RIVA TNT2 and RIVA TNT2 Ultra products infringe the patents in suit and seeks unspecified compensatory and trebled damages and attorneys' fees. Our current generation of products is not identified as infringing any of the patents in suit. We have filed an answer and counter-claims asserting that the patents in suit are invalid and not infringed. These assertions are supported by our investigations to date and an opinion from our patent counsel in this suit. We anticipate that the trial date will be set by the District Court after it rules on claims construction issues. We have and will continue to defend vigorously this suit. The litigation with 3Dfx has resulted, and we expect that the 3Dfx litigation will continue to result, in significant legal expenses, whether or not the litigation results in a favorable determination for us. In the event of an adverse result in the 3Dfx suit, we might be required to do one or more of the following:

     .    pay substantial damages (including treble damages);

     . permanently cease the manufacture and sale of any of the infringing products;

     .    expend significant resources to develop non-infringing products; or

     .    obtain a license from 3Dfx for infringing products.

     On August 28, 2000, we filed a patent infringement lawsuit against 3Dfx in the United States District Court for the Northern District of California. The lawsuit alleges that 3Dfx's graphics chip and card products, which are used to accelerate 3D graphics on personal computers, infringe five of our patents and seeks an injunction restraining 3Dfx from manufacturing, selling or importing infringing graphics chip and card products including its Voodoo 3, Voodoo 4 and Voodoo 5 and VSA-100 family of products, as well as monetary damages. The matter is in its earliest stages, discovery has not yet begun and no trial date has been set.

     We have in the past been subject to patent infringement suits with SGI and S3 Incorporated, both of which were settled and resulted in cross-licenses and, in the case of SGI, payments by us. In addition, we may be subject to patent infringement suits brought by other parties in the future. For example, we have received correspondence from Rambus Inc. indicating that it believes our products infringe certain patents held by Rambus and requesting that we agree to certain licensing terms, including royalty payments. We believe the Rambus patents are invalid, not infringed and unenforceable. Although we currently are having discussions with Rambus regarding potential business alternatives to Rambus' proposed licensing terms, we cannot guarantee that we will be able to reach a satisfactory agreement with Rambus. If we are unable to do so, Rambus may sue us for patent infringement at any time.

     We may be unable to adequately protect our intellectual property.

     We rely primarily on a combination of patents, trademarks, copyrights, trade secrets, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. We own 33 issued United States patents, and have 46 United States patent applications pending. Our issued patents have expiration dates from April 2015 to April 2018. Our issued patents and pending patent applications relate to technology developed by us in connection with the development of our 3D graphics processors. Our pending patent applications and any future applications may not be approved. In addition, any issued patents may not provide us with competitive advantages or may be challenged by third parties. The enforcement of patents of others may harm our ability to conduct our business. Others may independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, or disclose our intellectual property or trade secrets. Our failure to effectively protect our intellectual property could harm our business. We have licensed technology from third parties for incorporation in our graphics processors, and expect to continue to enter into license agreements for future products. These licenses may result in royalty payments to third parties, the cross-license of technology by us or payment of other consideration. If these arrangements are not concluded on commercially reasonable terms, our business could suffer.

     Our failure to achieve one or more design wins would harm our business.

     Our future success will depend in large part on achieving design wins, which entails having our existing and future products chosen as the 3D graphics processors for hardware components or subassemblies designed by PC OEMs and motherboard and add-in board manufacturers. Our add-in board manufacturers and major OEM customers typically introduce new system configurations as often as twice per year, generally based on spring and fall design cycles. Accordingly, our existing products must have competitive performance levels or we must timely introduce new products with such performance characteristics in order to be included in new system configurations. Our failure to achieve one or more design wins would harm our business. The process of being qualified for inclusion in a PC OEM's product can be lengthy and could cause us to miss a cycle in the demand of end users for a particular product feature, which also could harm our business.

     Our ability to achieve design wins also depends in part on our ability to identify and ensure compliance with evolving industry standards. Unanticipated changes in industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers, including Intel and Microsoft. This would require us to invest significant time and resources to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, our ability to achieve design wins could suffer.

     We are dependent on the PC market, which may not continue to grow.

     In fiscal 2000, we derived all of our revenue from the sale of products for use in PCs. In the first quarter of fiscal 2001, we derived most of our revenue from the sale of products for use in the entire desktop PC market, from professional workstations to low-cost PCs. We expect to continue to derive most of our revenue from the sale or license of products for use in PCs in the next several years. The PC market is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and significant price competition. These factors result in short product life cycles and regular reductions of average selling prices over the life of a specific product. Although the PC market has grown substantially in recent years, this growth may not continue. A reduction in sales of PCs, or a reduction in the growth rate of PC sales, would likely reduce demand for our products. Moreover, changes in demand could be large and sudden. Since PC manufacturers often build inventories during periods of anticipated growth, they may be left with excess inventories if growth slows or if they have incorrectly forecast product transitions. In these cases, PC manufacturers may abruptly suspend substantially all purchases of additional inventory from suppliers like us until the excess inventory has been absorbed. Any reduction in the demand for PCs generally, or for a particular product that incorporates our 3D graphic processors, could harm our business.

     The acceptance of next generation products in business PC 3D graphics may not continue to develop.

     Our success will depend in part upon the demand for performance 3D graphics for business PC applications. The market for performance 3D graphics on business PCs has only recently begun to emerge and is dependent on the future development of, and substantial end-user and OEM demand for, 3D graphics functionality. As a result, the market for business PC 3D graphics computing may not continue to develop or may not grow at a rate sufficient to support our business. The development of the market for performance 3D graphics on business PCs will in turn depend on the development and availability of a large number of business PC software applications that support or take advantage of performance 3D graphics capabilities. Currently there are only a limited number of software applications like this, most of which are games, and a broader base of software applications may not develop in the near term or at all. Consequently, a broad market for full function performance 3D graphics on business PCs may not develop. Our business prospects will suffer if the market for business PC 3D graphics fails to develop or develops more slowly than expected.

     We are dependent on a small number of customers and we are subject to order and shipment uncertainties.

     We have only a limited number of customers and our sales are highly concentrated. We primarily sell our products to add-in board and motherboard manufacturers and CEMs, which incorporate graphics products in the boards they sell to PC OEMs. Sales to add-in board manufacturers and CEMs are primarily dependent on achieving design wins with leading PC OEMs. The number of add-in board manufacturers and CEMs and leading PC OEMs is limited. We expect that a small number of add-in board manufacturers and CEMs directly, and a small number of PC OEMs indirectly, will continue to account for a substantial portion of our revenue for the foreseeable future. As a result, our business could be harmed by the loss of business from

PC OEMs or add-in board manufacturers and CEMs. In addition, revenue from add-in board manufacturers, motherboard manufacturers, CEMs and PC OEMs that have directly or indirectly accounted for significant revenue in past periods, individually or as a group, may not continue, or may not reach or exceed historical levels in any future period.

     Our business may be harmed by instability in Asia due to the concentration of customers who are located or have substantial operations in Asia, including Taiwan. The People's Republic of China and Taiwan have in the past experienced and currently are experiencing strained relations. A worsening of these relations or the development of hostilities between the two could result in disruptions in Taiwan and possibly other areas of Asia, which could harm our business. While we believe political instability in Asia has not adversely affected our business, because of our reliance on companies with operations in Asia, continued economic and political instability in Asia might harm us.

     We may be unable to manage our growth and, as a result, may be unable to successfully implement our strategy.

     Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. As of July 30, 2000, we had 529 employees as compared to 392 employees as of January 30, 2000. We expect that the number of our employees will increase substantially over the next 12 months. Our future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information and control systems on a timely basis, as well as our ability to maintain effective cost controls. Further, we will be required to manage multiple relationships with various customers and other third parties. Our systems, procedures or controls may not be adequate to support our operations and our management may be unable to achieve the rapid execution necessary to successfully implement our strategy.

     We are dependent on key personnel and the loss of these employees could harm our business.

     Our performance will be substantially dependent on the performance of our executive officers and key employees. None of our officers or employees is bound by an employment agreement, and our relationships with these officers and employees are, therefore, at will. We do not have "key person" life insurance policies on any of our employees. The loss of the services of any of our executive officers, technical personnel or other key employees, particularly Jen-Hsun Huang, our President and Chief Executive Officer, would harm our business. Our success will depend on our ability to identify, hire, train and retain highly qualified technical and managerial personnel. Our failure to attract and retain the necessary technical and managerial personnel would harm our business.

     We depend on third-party fabrication to produce our products.

     We do not manufacture the semiconductor wafers used for our products and do not own or operate a wafer fabrication facility. Our products require wafers manufactured with state-of-the-art fabrication equipment and techniques. We utilize TSMC and WaferTech to produce our semiconductor wafers and utilize independent contractors to perform assembly, test and packaging. We depend on these suppliers to allocate to us a portion of their manufacturing capacity sufficient to meet our needs, to produce products of acceptable quality and at acceptable manufacturing yields, and to deliver those products to us on a timely basis. These manufacturers may be unable to meet our near-term or long- term manufacturing requirements. We obtain manufacturing services on a purchase order basis and TSMC has no obligation to provide us with any specified minimum quantities of product. TSMC fabricates wafers for other companies, including certain of our competitors, and could choose to prioritize capacity for other users or reduce or eliminate deliveries to us on short notice. Because the lead time needed to establish a strategic relationship with a new manufacturing partner could be several quarters, there is no readily available alternative source of supply for any specific product. We believe that long-term market acceptance for our products will depend on reliable relationships with TSMC and any other manufacturers used by us to ensure adequate product supply to respond to customer demand.

     In September 1999, a significant earthquake in Taiwan contributed to a temporary shortage of graphics processors in the third and fourth quarters of fiscal 2000. Because of our reliance on TSMC, our business may be harmed by political instability in Taiwan, including the worsening of the strained relations between The People's Republic of China and Taiwan. Furthermore, any substantial disruption in our suppliers' operations, either as a result of a natural disaster, political unrest, economic instability, equipment failure or other cause, could harm our business.

     We are dependent primarily on TSMC and we expect in the future to continue to be dependent upon third-party manufacturers to do the following:

     . produce wafers of acceptable quality and with acceptable manufacturing yields;

     . deliver those wafers to us and our independent assembly and testing subcontractors on a timely basis; and

     . allocate to us a portion of their manufacturing capacity sufficient to meet our needs.

     Our wafer requirements represent a significant portion of the total production capacity of TSMC. Although our products are designed using TSMC's process design rules, TSMC may be unable to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis and/or at an acceptable cost. Additionally, TSMC may not continue to devote resources to the production of our products, or to advance the process design technologies on which the manufacturing of our products is based. Any difficulties like these would harm our business.

     Failure to achieve expected manufacturing yields would reduce our product supply and harm our business.

     Semiconductor manufacturing yields are a function both of product design, which is developed largely by us, and process technology, which typically is proprietary to the manufacturer. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation by and communication between the manufacturer and us.

     The risk of low yields is compounded by the offshore location of most of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. Because of our potentially limited access to wafer fabrication capacity from our manufacturers, any decrease in manufacturing yields could result in an increase in our per unit costs and force us to allocate our available product supply among our customers. This could potentially harm customer relationships as well as revenue and gross profit. Our wafer manufacturers may be unable to achieve or maintain acceptable manufacturing yields in the future. Our inability to achieve planned yields from our wafer manufacturers could harm our business. We also face the risk of product recalls or product returns resulting from design or manufacturing defects that are not discovered during the manufacturing and testing process. In the event of a significant number of product returns due to a defect or recall, our business could suffer.

     Failure to transition to new manufacturing process technologies could affect our ability to compete effectively.

     Our strategy is to utilize the most advanced semiconductor process technology appropriate for our products and available from commercial third-party foundries. Use of advanced processes may have greater risk of initial yield problems. Manufacturing process technologies are subject to rapid change and require significant expenditures for research and development. We continuously evaluate the benefits of migrating to smaller geometry process technologies in order to improve performance and reduce costs. We have migrated to the .18 micron technology with the GeForce2 GTS GPUs, and we believe that the transition of our products to increasingly smaller geometries will be important to our competitive position. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. We may experience similar difficulties and the corresponding negative effects. Moreover, we are dependent on our relationships with our third-party manufacturers to migrate to smaller geometry processes successfully. We may be unable to migrate to new manufacturing process technologies successfully or on a timely basis.

     The 3D graphics industry is highly competitive and we may be unable to compete.

     The market for 3D graphics processors for PCs in which we compete is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. We believe that the principal competitive factors in this market are performance, breadth of product offerings, access to customers and distribution channels, backward-forward software support, conformity to industry standard APIs, manufacturing capabilities, price of graphics processors and total system costs of add-in boards and motherboards. We expect competition to increase both from existing competitors and new market entrants with products that may be less costly than our 3D graphics processors or may provide better performance or additional features not provided by our products.

     Our primary source of competition is from companies that provide or intend to provide 3D graphics solutions for the PC market. Our competitors include the following:

     . suppliers of graphics add-in boards that utilize their internally developed graphics chips, such as ATI Technologies Inc. and Matrox Electronics Systems Ltd.;

     . suppliers of integrated core logic chipsets that incorporate 2D and 3D graphics functionality as part of their existing solutions, such as Intel, Silicon Integrated Systems and Via Technologies;

     . companies that have traditionally focused on the professional market and provide high end 3D solutions for PCs and workstations, including 3Dlabs Inc., SGI and Evans and Sutherland Computer Corporation; and

     . companies that focus on the video game market, such as 3Dfx and VideoLogic Group plc.

     If and to the extent we offer products outside of the 3D graphics processor market, we may face competition from some of our existing competitors as well as from companies with which we currently do not compete. We cannot accurately predict if we will compete successfully in any new markets we may enter.

     We may compete with Intel in the integrated low-cost chipset market.

     In June 2000, Intel began shipping the Intel 815 and 815e 3D graphics chipsets that are targeted at the low-cost PC market. Intel has significantly greater resources than we do, and our products may not compete effectively against future products introduced by Intel. In addition, we may be unable to compete effectively against Intel or Intel may introduce additional products that are competitive with our products in either performance or price or both. We expect Intel to continue to do the following:

     . invest heavily in research and development and new manufacturing facilities;

     . maintain its position as the largest manufacturer of PC microprocessors;

     .    increasingly dominate the PC platform; and

     . promote its product offerings through advertising campaigns designed to engender brand loyalty among PC users.

     Intel may in the future develop graphics add-in cards or graphics-enabled motherboards that could directly compete with graphics add-in cards or graphics-enabled motherboards based on our product. In addition, due to the widespread industry acceptance of Intel's microprocessor architecture and interface architecture, including its AGP, and Intel's intellectual property position with respect to such architecture, Intel exercises significant influence over the PC industry generally. Any significant modifications by Intel to the AGP, the microprocessor or core logic components or other aspects of the PC microprocessor architecture could result in incompatibility with our technology, which would harm our business. In addition, any delay in the public release of information relating to modifications like this could harm our business.

     We are dependent on third parties for assembly and testing of our products.

     Our graphics processors are assembled and tested by Advance
Semiconductor Engineering, Inc., ChipPAC Incorporated and Siliconware Precision Industries Company Ltd., all of which are based in Asia. Because we rely on Asian assembly and test subcontractors, our business may be harmed by political instability in Asia, including the worsening of the strained relations between The People's Republic of China and Taiwan. We do not have long-term agreements with any of these subcontractors. As a result of our dependence on third-party subcontractors for assembly and testing of our products, we do not directly control product delivery schedules or product quality. Any product shortages or quality assurance problems could increase the costs of manufacture, assembly or testing of our products and could harm our business. Due to the amount of time typically required to qualify assemblers and testers, we could experience significant delays in the shipment of our products if we are required to find alternative third parties to assemble or test our products or components. Any delays in delivery of our products could harm our business.

     We are subject to risks associated with product defects and incompatibilities.

     Products as complex as ours may contain defects or failures when introduced or when new versions or enhancements to existing products are released. We have in the past discovered software defects and incompatibilities with customers' hardware in certain of our products and may experience delays or lost revenue to correct any new defects in the future. Errors in new products or releases after commencement of commercial shipments could result in loss of market share or failure to achieve market acceptance. Our products typically go through only one verification cycle prior to beginning volume production and distribution. As a result, our products may contain defects or flaws that are undetected prior to volume production and distribution. The widespread production and distribution of defective products could harm our business.

     We are subject to risks associated with international operations.

     Our reliance on foreign third-party manufacturing, assembly and testing operations subjects us to a number of risks associated with conducting business outside of the United States, including the following:

     . unexpected changes in, or impositions of, legislative or regulatory requirements;

     . delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions;

     .    longer payment cycles;

     .    imposition of additional taxes and penalties;

     .    the burdens of complying with a variety of foreign laws; and

     .    other factors beyond our control.

     We also are subject to general political risks in connection with our international trade relationships. In addition, the laws of certain foreign countries in which our products are or may be manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This makes the possibility of piracy of our technology and products more likely. Currently, all of our arrangements with third-party manufacturers provide for pricing and payment in U.S. dollars, and to date we have not engaged in any currency hedging activities, although we may do so in the future. Fluctuations in currency exchange rates could harm our business in the future.

     The semiconductor industry is cyclical in nature.

     The semiconductor industry historically has been characterized by the following factors:

     .    rapid technological change;

     .    cyclical market patterns;

     .    significant average selling price erosion;

     .    fluctuating inventory levels;

     .    alternating periods of overcapacity and capacity constraints; and

     . variations in manufacturing costs and yields and significant expenditures for capital equipment and product development.

     In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of average selling prices. We may experience substantial period-to- period fluctuations in results of operations due to general semiconductor industry conditions.

     Failure in implementation of our enterprise resource planning system could adversely affect our operations.

     In December 1999, we began the implementation of an SAP A.G. system as our enterprise resource planning, or ERP, system to replace our information systems in business, finance, operations and service. The first phase of the implementation was successfully completed in June 2000 and our operations are fully functioning under the new ERP system. Future phases of the implementation are expected to occur throughout fiscal 2001. We are heavily dependent upon the proper functioning of our internal systems to conduct our business. System failure or malfunctioning may result in disruptions of operations and inability to process transactions. Our results of operations and financial position could be adversely affected if we encounter unforeseen problems with respect to system operations or future implementation.

         Some provisions in our certificate of incorporation, our bylaws and our agreement with Microsoft could delay or prevent a change in control.

         Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions include the following:

         . the ability of the board of directors to create and issue preferred stock without prior stockholder approval;

         .    the prohibition of stockholder action by written consent;

         .    a classified board of directors; and

         . advance notice requirements for director nominations and stockholder proposals.

         On March 5, 2000, we entered into a licensing and development agreement with Microsoft that included a grant to Microsoft of first and last rights of refusal over any offer we receive to purchase 30% or more of the outstanding shares of our common stock. This provision could also delay or prevent a change in control of NVIDIA.

         We are subject to risks associated with interest rate and foreign exchange rate fluctuation.

         The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from the investments without significantly increasing risk. To minimize potential loss arising from adverse changes in interest rates, we maintain a portfolio of cash and cash equivalents primarily in highly rated domestic money market funds. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

         We consider our exposure to foreign exchange rate fluctuations to be minimal. Currently, all of our arrangements with third-party manufacturers provide for pricing and payment in U.S. dollars, and therefore are not subject to exchange rate fluctuations. To date, we have not engaged in any currency hedging activities, although we may do so in the future. Fluctuations in foreign currency exchange rates could harm our business in the future.

         The Company's Business description is updated as follows:

                                    BUSINESS

Overview

         We design, develop and market graphics processors and related software for personal computers and digital entertainment platforms. We provide a "top-to-bottom" family of award-winning performance 3D graphics processors and graphics processing units, or GPUs, that set the standard for performance, quality and features for a broad range of desktop PCs, from professional workstations to low-cost PCs. Our 3D graphics processors are used in a wide variety of applications, including games, business productivity, the Internet and industrial design. Our graphics processors were the first to incorporate a 128-bit multi-texturing graphics architecture designed to deliver to users of our products a highly immersive, interactive 3D experience with compelling visual quality, realistic imagery and motion, stunning effects and complex object and scene interaction at real-time frame rates. The NVIDIA TNT2, TNT2 M64 and Vanta graphics processors deliver high performance 3D and 2D graphics at affordable prices, making them the graphics hardware of choice for a wide range of applications for both consumer and commercial use. Our graphics processors are designed to be architecturally compatible backward and forward between generations, giving our OEM customers and end users a low cost of ownership. We are recognized for developing the world's first GPU, the GeForce 256, which incorporates independent hardware transform and lighting processing units along with a complete rendering pipeline into a single-chip architecture. Our current GPUs, the GeForce2 Ultra, the GeForce2 GTS, the GeForce2 MX, the NVIDIA Quadro2 Pro and the Quadro2 MXR, process hundreds of billions of operations per second and increase the PC's ability to render high-definition 3D scenes in real-time. Our GPU family provides superior processing and rendering power at competitive prices and is architected to deliver the maximum performance from industry standards such as Microsoft's Direct3D API and SGI's OpenGL API on Windows 98, Windows 2000 and Linux platforms. We have also developed an integrated core logic/graphics chipset called Aladdin TNT2 through a partnership with Acer Laboratories, Inc., or ALi, one of the leading suppliers of core logic chipsets for the PC. The Aladdin TNT2 chipset brings NVIDIA-class graphics performance and quality to the value PC segment.

         Our products currently are designed into products offered by virtually every leading branded PC OEM, including Acer, Compaq, Dell, eMachines, Fujitsu-Siemens, Gateway, HP, IBM, micronpc.com, NEC, Packard Bell NEC, SGI and Sony, as well as leading CEMs, including Celestica, Intel, Mitac, MSI, SCI and VisionTek, and leading add-in board manufacturers, including ASUSTek, Canopus, Creative, ELSA and Guillemot. The benefits and performance of the NVIDIA family of 3D graphics processors have received significant industry validation and have enabled us and our customers to win more than 600 industry awards, including over 20 "Editors' Choice" awards from PC Magazine during the last three years, Edge Magazine's 1999 "Hardware Innovation of the Year," MicroDesign Research's "1999 Analyst's Choice for Best 3D Processor" and, in the workstation market, Pro/E the Magazine's "Platinum Award."

Industry Background

         Interactive 3D graphics technology is emerging as one of the significant new computing developments since the introduction of the graphical user interface. Interactive 3D graphics is integral to various computing and entertainment platforms such as workstations, consumer and commercial desktop PCs, Internet appliances and home gaming consoles. 3D graphics is a powerful broadband medium that enables the communication and visualization of information, whether it is in professional applications like CAD/CAM and digital content creation, commercial applications like financial analysis and business-to-business collaboration or simply surfing the Internet or playing games. The visually engaging and interactive nature of 3D graphics responds to consumers' demands for a convincing simulation of reality beyond what is possible with traditional 2D graphics. We expect that the fundamental interactive capability and distributive nature of 3D graphics will make it the primary broadband medium for a digitally connected world.

         We believe that a PC's interactive 3D graphics capability represents one of the primary means by which users differentiate among various systems. PC users today can easily differentiate the quality of graphics and prefer personal computers that provide a superior visual experience. These factors have dramatically increased demand for 3D graphics processors. Mercury Research estimates that 3D graphics will be standard in every PC unit shipped by 2001. Mercury Research also estimates that 126.8 million desktop 3D graphics processors were sold worldwide in 1999 and that 292.2 million will be sold worldwide in 2004.

         Continuing advancements in semiconductor process and manufacturing have made available more powerful and affordable microprocessors and 3D graphics processors, both of which are essential to deliver interactive 3D graphics to the PC market. Additionally, the industry has broadly adopted Microsoft's Direct3D API and SGI's OpenGL API, which serve as common and standard languages between software applications and 3D graphics processors, allowing the development of numerous 3D applications and resulting in increased consumer demand.

         The technology required to create interactive and visually engaging 3D graphics is algorithmically complex and computationally intensive. To deliver high quality interactive 3D graphics, advanced 3D GPUs require millions of transistors to process billions of arithmetic operations per second. Current 3D GPUs, like the Quadro2 and the GeForce2 Ultra, are over 100 times more complex than 2D accelerators and comparable to the complexity of Intel Pentium III microprocessors. Despite these ongoing advances, PC 3D graphics available today cannot deliver in real time the quality of graphics seen in digitally-created films like "Toy Story 2." 3D graphics like those required over 1,400 powerful workstations to render 122,699 movie frames, each of which required from 10 minutes to three days to complete. For PCs to provide even this level of 3D graphics capability, the performance of 3D graphics processors will need to be improved by several more orders of magnitude, with the ultimate goal being to achieve "real world" graphics performance well beyond that seen in "Toy Story 2."

         We believe that a substantial market opportunity exists for providers of performance 3D graphics processors, particularly as performance 3D graphics have become an increasingly important requirement and point of differentiation for PC OEMs. Consumer PC users demand a compelling visual experience and compatibility with existing and next-generation 3D graphics applications at an affordable price. Application developers require high-performance, standards-based 3D architectures with broad market penetration. Since graphics is a key point of differentiation, PC OEMs continually seek to incorporate leading-edge, cost-effective 3D graphics solutions to build award-winning products. We believe that providers of interactive 3D graphics solutions will compete based on their ability to leverage their technology expertise to simultaneously meet the needs of end users, application developers and OEMs.

Our Solution

         We designed our GPUs and graphics processors to enable PC OEMs and add-in board manufacturers to build award-winning products by delivering state-of-the-art interactive 3D graphics capability while maintaining affordable prices. We believe that by developing 3D graphics solutions that provide superior performance and address the key requirements of the PC market, we will accelerate the adoption of 3D graphics throughout this market. We combine scalable architectural technology with mass market economies-of-scale to deliver a complete family of products that span workstations to low-cost value PCs.

         The key features and benefits of our solution are as follows:

         Advanced Scalable Single-Chip Graphics Architectures. In each of the past three years, we have introduced a graphics processor that has subsequently defined the 3D graphics standard widely adopted by the PC industry. In 1997, we delivered the industry's first 128-bit 3D graphics processor with the RIVA 128. The RIVA 128's wide data path enabled high frame rate playback of interactive games. In 1998, we introduced the industry's first dual pixel pipeline with the RIVA TNT, which provided the ability to apply multiple textures to each polygon, enabling stunning visual effects. In 1999, we introduced the world's first GPU, the GeForce 256, by integrating transform and lighting into the graphics processor. Dedicated transform and lighting engines, which are substantially more powerful than those functions on general purpose microprocessors, provide the extremely high computational throughput necessary to generate high-resolution polygonal 3D models. In addition, in 2000, we introduced the first per-pixel shading GPUs, the GeForce2 GTS and GeForce2 Ultra, moving even closer to cinematic-quality real-time graphics for the desktop PC market. Per-pixel shading allows control of the visual and material components, such as color, shadow, light and reflectivity, used to create realistic scenes and objects. Each of these generations has served as the foundation for an architecturally compatible family of products designed to offer additional products focused on either enhanced performance and features or lower cost.

         High-Performance, Backward-Forward Compatible Software Drivers. NVIDIA graphics processors include an extensive set of reference drivers that translate between the software API and hardware. The NVIDIA Unified Driver Architecture
(UDA) is designed to maximize the performance of the graphics processor and to maintain compatibility with each successive generation of our products. These software drivers have the flexibility to be continually enhanced in order to further improve the performance of our processors. We believe our UDA provides a competitive advantage to our OEM customers. We are the only graphics vendor that offers a family of graphics processors that are binary software compatible, enabling both backward and forward compatibility between generations as well as top-to-bottom compatibility. This compatibility is achieved through an innovative graphics hardware architecture that virtualizes the software interface, allowing us to innovate independent of the API. This compatibility provides OEMs and end users with a great degree of flexibility.

         Feature-Optimized, Standards-Based Architecture. The NVIDIA family of graphics processors are architected to take full advantage of industry standards such as Microsoft's Direct3D and SGI's OpenGL. We work closely with Microsoft and SGI so that our family of graphics processors provide feature complete, performance optimized drivers from one generation to the next. The standards-compliant design of our graphics processors provides OEMs maximum flexibility in the design and use of their systems. In particular, we believe that our focus on industry standard APIs positions us well in the PC market, as these standards proliferate and support more advanced 3D visuals. Direct3D and OpenGL have gained broad developer support, with numerous 3D titles currently using those APIs.

Our Strategy

         Our objective is to ultimately be the leading supplier of performance graphics communications processors for a broad range of PCs, laptops, Internet appliances, handhelds and any future computing device with a display. Our current focus is on the PC market and we plan to expand into other markets. Our strategy to achieve this objective includes the following key elements:

         Build Award-Winning, Architecturally-Compatible 3D Graphics Product Families for the PC and Digital Entertainment Markets. Our strategy is to achieve market share leadership in the PC and digital entertainment markets by providing award-winning performance at every price point. By developing 3D graphics solutions that provide superior performance and address the key requirements of these markets, we believe that we will accelerate the adoption of 3D graphics. As part of our strategy, we have closely aligned our product development with Direct3D and OpenGL, which we believe maximizes third-party software support.

         Target Leading OEMs. Our strategy is to enable our leading OEM customers to differentiate their products in a highly competitive marketplace by using our 3D graphics processors. We believe that design wins with these industry leaders provide market validation of our products, increase brand awareness and enhance our ability to penetrate additional leading customer accounts. In addition, we believe that close relationships with OEMs will allow us to better anticipate and address customer needs with our future generations of products. Our products currently are designed into products offered by virtually every leading branded PC OEM, including Acer, Compaq, Dell, eMachines, Fujitsu-Siemens, Gateway, HP, IBM, micronpc.com, NEC, Packard Bell NEC, SGI and Sony.

         Sustain Technology and Roadmap Leadership in 3D Graphics. We are focused on leveraging our advanced engineering capabilities to accelerate the quality and performance of 3D graphics in PCs. A fundamental aspect of our strategy is to actively recruit the best 3D graphics engineers in the industry, and we believe that we have assembled an exceptionally experienced and talented engineering team. We increased the number of our employees engaged in research and development activities to 289 at July 30, 2000 from 214 at January 30, 2000. Our research and development strategy is to focus on concurrently developing multiple generations of graphics processors using independent design teams. As we have in the past, we intend to leverage this strategy to achieve new levels of graphics features and performance, enabling our customers to achieve award-winning performance in their products.

         Increase Market Share. We believe that substantial market share will be important to achieving success in the 3D graphics business. We intend to achieve a leading share of the market by devoting substantial resources to building award-winning families of products for a wide range of applications.

         Leverage Our Expertise in Digital Multimedia. We believe the synergy created by the combination of 3D graphics and the Internet will fundamentally change the way people work, learn, communicate and play. We believe that our expertise in 3D graphics and system architecture positions us to help drive this transformation. We are leveraging our expertise in the processing and transmission of high-bandwidth digital media to develop products designed to address the requirements of high-bandwidth concurrent multimedia.

NVIDIA Architecture, Products and Products Under Development

         3D Graphics Processing Architecture

         3D graphics processors create two-dimensional images, which can be displayed on computer monitors or other output devices, from computer specifications of three-dimensional objects or "models." These two-dimensional images are typically the perspective view of the objects from an eye-point that changes with time and, as such, are computationally very intensive. The 3D effect arises from a variety of visual cues, such as perspective, occlusion, surface shading, shadows, focus and motion. Convincing realism arises from precise calculation of these and other effects. These calculations are best performed by dedicated processors, which provide far more power and bandwidth than microprocessors can deliver.

         The 3D graphics process is a series of specialized steps, often referred to as the 3D graphics pipeline. Typically, the microprocessor chooses an eye- point and decides which objects should be displayed. These are commonly communicated to the graphics subsystem via a software interface, such as Microsoft's Direct3D or SGI's OpenGL. The processing itself occurs in several steps, as depicted and described below:

Model (right Transform and (right Polygon Setup (right Rasterization (right
Display arrow)        Lighting       arrow)        arrow)      arrow)

         Model. The model typically is expressed as a set of polygons, such as triangles, that form the basic shape of a three-dimensional object and have attributes such as position and color at each vertex.

         Transform and Lighting. In the transform and lighting step, the original position and orientation of the polygons are transformed to their new position on the screen. Based on their position and orientation, some aspects of their surface color and lighting can be computed. The 3D visual cues of perspective and motion are handled during this stage. These calculations require very high floating-point computation power and are performed either by the host microprocessor or on a higher performance GPU. Lighting occurs after transform and provides high visual impact. Lighting effects enhance the realism of a scene and bring rendered images one step closer to a "real world" perception.

         Polygon Setup. Polygon setup calculates the slopes of the polygon sides and various other derivatives that greatly accelerate the rasterization process. Although early graphics devices performed these calculations in the host microprocessor, existing 3D graphics processors perform these calculations, permitting significantly higher performance. By offloading setup and rasterization from the microprocessor, the additional bandwidth can be utilized for computationally-intensive operations such as character animation, physics and object behaviors.

         Rasterization. Rasterization computes the color and other information for every pixel (dot on the screen) that a transformed polygon touches. A number of complex algorithms compute the color uniquely for each pixel, as well as perform the remaining visual cues, such as shading, shadows, focus and occlusion. This is the most computationally intensive step of the graphics pipeline and the processors are required to perform up to 1,000 calculations per pixel, with this number increasing rapidly as the technology advances.

         Display. Display consists of sequentially reading out the color of each pixel at a rate matched to the monitor. Unlike the other stages in the 3D graphics pipeline, which are purely digital, the signals to the monitor are analog, and the frequencies are far higher.

         The complexity of the different steps in the 3D graphics pipeline requires billions of floating-point and integer operations in real time in order to deliver a realistic and interactive experience. Image quality determines whether 3D computer representation looks realistic, and 3D performance determines whether a 3D system conveys a sense of fluid motion in real time. If the performance is below a certain threshold, a 3D system can reduce the productivity or the enjoyment of the user, even if the image quality is high. The challenge with high-quality 3D is to deliver the processing power required to perform these computations without creating bottlenecks in the 3D graphics pipeline.

Current Product Offerings

------------------------------------------------------------------------------------------------------------------------------------
                          Desktop                                        Key Architectural          Performance          Commercial
Product                   Segment                    End User                Features                 Metrics             Ship Date
------------------------------------------------------------------------------------------------------------------------------------
NVIDIA GeForce2          Enthusiast              Home users seeking      Hardware transform     31 million triangles     August 2000
Ultra GPU                                        the best graphics       and lighting           per second and 1
                                                 performance and         engines, multi-        billion pixels per
                                                 quality for digital     texturing per-pixel    second
                                                 multimedia and          rendering pipelines
                                                 entertainment           designed to deliver
                                                 applications            the maximum
                                                                         performance for
                                                                         Direct3D and
                                                                         OpenGL applications

NVIDIA GeForce2          Performance             Home users seeking      Same as the GeForce2   25 million triangles      March 2000
GPU GTS                                          great graphics          Ultra                  per second and 800
                                                 performance and                                million pixels per
                                                 quality for digital                            second
                                                 multimedia and
                                                 entertainment
                                                 applications

NVIDIA GeForce2          Mid-Range               Home and corporate      In addition to the     20 million triangles       June 2000
MX GPU                                           users seeking an        GeForce2 Ultra and     per second and 350
                                                 optimal combination     GeForce2 GTS           million pixels per
                                                 of graphics             features, the          second
                                                 performance and         GeForce2 MX has
                                                 quality for digital     TwinView and Digital
                                                 multimedia, business    Vibrance capabilities
                                                 and entertainment
                                                 applications

------------------------------------------------------------------------------------------------------------------------------------
NVIDIA Quadro2 Pro        Performance            Professionals seeking   100% hardware-         31 million triangles     August 2000
Graphics Board            Workstation            high-precision          accelerated            per second and 1
                                                 real-time 3D            OpenGL transform and   billion pixels per
                                                 performance for         lighting engines       second
                                                 CAD/CAM, digital
                                                 content creation,
                                                 scientific analysis
                                                 and life sciences
                                                 applications

NVIDIA Quadro2 MXR        Entry Level            Professionals seeking   In addition to the     25 million triangles     August 2000
Graphics Board            Workstation            high-precision          Quadro2 Pro            per second and 400
                                                 real-time 3D            features, the          million pixels per
                                                 performance for         Quadro2 MXR has        second
                                                 CAD/CAM, digital        TwinView and Digital
                                                 content creation,       Vibrance capabilities
                                                 scientific analysis
                                                 and life sciences
                                                 applications
------------------------------------------------------------------------------------------------------------------------------------
NVIDIA TNT2               Mainstream             Home and corporate      128-bit dual-pixel     350 million pixels        April 1999
                                                 users seeking           rendering pipeline     per second
                                                 performance and         for stunning
                                                 features for business   multi-textured
                                                 productivity and        effects
                                                 management

NVIDIA TNT2  M64               Value             Home and corporate      Low-cost 64-bit        286 million pixels         July 1999
                                                 users seeking the       memory interface and   per second
                                                 optimal combination     package delivers
                                                 of performance and      TNT2-class
                                                 features at an          performance and
                                                 affordable price        excellent quality at
                                                                         a lower cost

NVIDIA Vanta                Low-Cost             Home and corporate      Low-cost 64-bit        250 million pixels         July 1999
                                                 users seeking a         memory interface and   per second
                                                 low-cost solution       package delivers
                                                                         TNT2-class
                                                                         performance

NVIDIA Vanta LT           Low-Cost               Home and corporate      Low-cost 8MB frame    160 million pixels         April 2000
                                                 users seeking a         buffer with           per second
                                                 low-cost solution       TNT2-class
                                                                         performance
------------------------------------------------------------------------------------------------------------------------------------

         NVIDIA GeForce2 Ultra GPU

         We began commercial shipment of the NVIDIA GeForce2 Ultra in August 2000. The GeForce2 Ultra is designed for the PC enthusiast market and is a member of our second-generation GeForce2 family. The GeForce2 Ultra replaced our first-generation GPU, the GeForce 256, as our flagship processor.

         The GeForce2 Ultra is the first GPU able to break the one billion pixels per second barrier by providing two to three times the pixel processing power of any competitors' graphics processor currently available. Fabricated on a .18 micron process technology, the 25 million transistor GeForce2 Ultra delivers 31 million sustained triangles per second. GeForce2 Ultra is the world's first graphics product to ship with 230MHz (460MHz effective) Double Data Rate (DDR) memory, producing 7.36GB per second bandwidth. The GeForce2 Ultra includes the NVIDIA Shading Rasterizer (NSR) technology that enables per-pixel control of visual and material components, such as color, shadow, light and reflectivity, used to create realistic scenes and objects.

         NVIDIA GeForce2 GTS GPU

         We began commercial shipment of the NVIDIA GeForce2 GTS in March 2000. The NVIDIA GeForce2 GTS is designed for the PC performance market and is a member of our second-generation GeForce2 family.

         The GeForce2 GTS is the first per-pixel shading GPU and was the first to incorporate NSR and a High-Definition Video Processor (HDVP), which provides a cost-effective, high-quality HDTV playback solution when combined with a digital television receiver. In addition, GeForce2 GTS enables new applications like high-definition timeshifting and digital VCR capabilities. Each of the four new rasterization pipelines processes two textures per pixel, in photorealistic 32-bit color, at full speed. Fabricated on a .18 micron process technology, the GeForce2 GTS second-generation transform and lighting architecture delivers 25 million triangles per second.

         NVIDIA GeForce2 MX GPU

         We began commercial shipment of the NVIDIA GeForce2 MX in June 2000. The NVIDIA GeForce2 MX is designed for the mid-range PC market and is a member of our second-generation GeForce2 family.

         The GeForce2 MX brings the power of a GPU to the mainstream computer market. With its innovative TwinView architecture, GeForce2 MX is the only GPU capable of driving two digital displays independently, while fully supporting analog RGB (VGA) and TV-out. In addition, the GeForce2 MX incorporates Digital Vibrance Control, which makes all images, including 2D, 3D and video, more colorful and vibrant, even on digital flat panels. Utilizing a two-pipe form of the GeForce2 GTS architecture, the GeForce2 MX is a powerful, versatile GPU at mainstream price points. Fabricated on a .18 micron process technology, the GeForce2 MX delivers 20 million triangles per second.

         NVIDIA Quadro2 Workstation Graphics Boards

         We began commercial shipment of NVIDIA Quadro2 workstation graphics boards in August 2000. The Quadro2 family is designed for the professional workstation, digital content creation and CAD/CAM markets. The Quadro2 graphics board family consists of the Quadro2 Pro and the Quadro2 MXR. The Quadro2 replaces the Quadro workstation GPU as our flagship workstation processor and is incorporated into our first family of graphics boards for the workstation market. We combine the Quadro2 workstation GPU with our UDA, giving graphics and design professionals a solution for both the development and deployment of leading-edge content.

         We offer two distinct implementations of Quadro2 workstation boards. Quadro2 Pro delivers exceptional 3D and 2D performance for the engineering professional. Quadro2 MXR features our TwinView display architecture and a complete set of workstation capabilities for the mainstream professional. Both implementations deliver balanced high-end performance for OpenGL and Direct3D professional applications. With a high-speed 256-bit memory interface and up to 128MB of DDR memory on-board, the Quadro2 increases the interactivity of the very largest models and scenes. Fabricated on a .18 micron process technology, Quadro2 also offers an integrated high-definition video processor capable of supporting a wide range of Advanced Television Standards Committee formats, including 720p at 60 frames per second.

         Our Quadro2 line is designed for use with professional applications such as 3D Studio MAX, Adobe Photoshop, AutoCAD, ESRI, LightWave 3D, Maya, Nichimen Mirai and SOFTIMAGE/3D.

         NVIDIA TNT2 Graphics Processor

         We began commercial shipment of the NVIDIA TNT2 graphics processor in April 1999. The TNT2 is designed for the mainstream PC market. The TNT2 features our fourth-generation, 128-bit multi-texturing 3D architecture. The TNT2 extends the performance and function of the original RIVA TNT graphics processor for PC OEMs and graphics card manufacturers. Fabricated on a .22 micron process technology, the TNT2 graphics processor delivers the highest performance of its generation through the use of high frequency clock rates for the 3D processor and memory. The TNT2 supports 32 megabytes of frame buffer memory.

         NVIDIA TNT2 M64, Vanta and Vanta LT Graphics Processors

         Our NVIDIA TNT2 M64, Vanta and Vanta LT graphics processors are designed for the value and low-cost consumer and commercial desktop PC markets. Based on our award-winning TNT2 architecture, these processors offer low-cost, highly integrated choices for entry-level add-in card and motherboard solutions. The TNT2 M64, Vanta and Vanta LT are manufactured on a .22 micron process technology and offer good quality and performance at an affordable price. The TNT2 M64, Vanta and Vanta LT support up to 32, 16 and 8 megabytes of frame buffer memory, respectively.

Other Products and Projects

         Aladdin TNT2 Integrated Chipset

         The Aladdin TNT2 is a joint development with ALi. It combines our award- winning TNT2 core with ALi's M1631 North Bridge. This chipset is sold with an ALi M1535D South Bridge and brings NVIDIA graphics performance and image quality to the fast growing value PC segment while reducing overall system cost. ALi is responsible for the sale of this product. The Aladdin TNT2 began commercial shipment in March 2000.

         Microsoft Xbox

         On March 5, 2000, we entered into an agreement with Microsoft in which we agreed to develop and sell graphics chips and to license certain technology to Microsoft and its licensees for use in the Xbox video game console under development by Microsoft. In April 2000, Microsoft paid us $200.0 million as an advance against graphics chip purchases. Microsoft may terminate the agreement at any time. If termination occurs prior to offset in full of the advance payments, we would be required to return to Microsoft up to $100.0 million of the prepayment and to convert the remainder into our preferred stock at a 30% premium to the 30-day average trading price of our common stock preceding Microsoft's termination of the agreement. In addition, in the event that an individual or corporation makes an offer to purchase shares equal to or greater than thirty percent (30%) of the outstanding shares of our common stock, Microsoft has first and last rights of refusal to purchase the stock. The graphics chip contemplated by the agreement is highly complex, and the development and release of the Microsoft Xbox video game console and its commercial success are dependent upon a number of factors, many of which we cannot control. We cannot guarantee that we will be successful in developing the graphics chip for use by Microsoft or that the product will be developed or released, or if released, will be commercially successful.

Sales and Marketing

         Our worldwide sales strategy is a key part of our objective to become the leading supplier of performance 3D graphics processors for PCs. Our sales team works closely with PC OEMs, add-in board manufacturers and industry trendsetters to define product features, performance, price and timing of new products. Members of our sales team have a high level of technical expertise and product and industry knowledge to support a competitive and complex design win process. We also employ a highly skilled team of application engineers to assist PC OEMs and add-in board manufacturers in designing, testing and qualifying system designs that incorporate our products. We believe that the depth and quality of our design support are key to improving PC OEMs' and add-in board manufacturers' time-to-market, maintaining a high level of customer satisfaction among PC OEMs and add-in board manufacturers and fostering relationships that encourage customers to use the next generation of our products.

         In the 3D graphics market, the sales process involves influencing leading PC OEMs' and add-in board manufacturers' graphics processor purchasing decisions, achieving key design wins and supporting the product design into high volume production. These design wins in turn influence the retail and system integrator channel that is serviced by add-in board and motherboard manufacturers. Our distribution strategy is to work with a number of leading CEMs, add-in board manufacturers and distributors that have relationships with a broad range of major PC OEMs and/or strong brand name recognition in the retail channel. Currently, we sell a significant majority of our graphics processors directly to CEMs and add-in board manufacturers, which then sell boards with our graphics processor to leading OEMs, to retail outlets and to a large number of system integrators.

         To encourage software title developers and publishers to develop games optimized for platforms utilizing our products, we seek to establish and maintain strong relationships in the software development community. Engineering and marketing personnel interact with and visit key software developers to promote and discuss our products, as well as to ascertain product requirements and solve technical problems. Our developer program makes products available to partners prior to volume availability to encourage the development of software titles that are optimized for our products.

Backlog

         Our sales are primarily made pursuant to standard purchase orders that are cancelable without significant penalties. The quantity of our products actually purchased by the customer as well as shipment schedules are subject to revisions to reflect changes in the customer's requirements and manufacturing availability. The semiconductor industry is characterized by short lead time orders and quick delivery schedules. In light of industry practice and experience, we do not believe that backlog as of any particular date is indicative of future results.

Manufacturing

         We have a "fabless" manufacturing strategy whereby we employ world-class suppliers for all phases of the manufacturing process, including fabrication, assembly and testing. This strategy leverages the expertise of industry-leading, ISO-certified suppliers in such areas as fabrication, assembly, quality control and assurance, reliability and testing. In addition, we are able to avoid most of the significant costs and risks associated with owning and operating manufacturing operations. These suppliers are also responsible for procurement of most of the raw materials used in the production of our products. As a result, we can focus resources on product design, additional quality assurance, marketing and customer support.

         Our graphics processors are fabricated by TSMC and WaferTech and assembled and tested by Advanced Semiconductor Engineering, ChipPAC and Siliconware. We receive semiconductor products from our subcontractors, perform incoming quality assurance and then ship them to CEMs, motherboard and add-in board manufacturer customers from our Santa Clara location in the U.S. and a third-party warehouse in Singapore. Generally, these manufacturers assemble and test the boards based on our design kit and test specifications, then ship the products to the retail, system integrator or OEM markets as add-in board solutions. Our hardware and software development teams work closely with certification agencies, Microsoft Windows Hardware Quality Labs and our OEM customers to ensure that both our boards and software drivers are certified for inclusion in the OEMs' products.

Research and Development

         We believe that the continued introduction of new and enhanced products designed to deliver leading 3D graphics performance and features is essential to our future success. Our research and development strategy is to focus on concurrently developing multiple generations of graphics processors using independent design teams. Our research and development efforts are performed within specialized groups consisting of software engineering, hardware engineering, VLSI design engineering, process engineering, and architecture and algorithms. These groups act as a pipeline designed to allow the efficient simultaneous development of multiple generations of products.

        A critical component of our product development effort is our partnerships with leaders in the CAD industry. We have invested significant resources to develop relationships with industry leaders, including Avant! Corporation, Cadence Design Systems, Inc., IKOS Systems, Inc. and Synopsys, Inc., often assisting these companies in the product definition of their new products. We believe that forming these relationships and utilizing next-generation development tools to design, simulate and verify our products will help us remain at the forefront of the 3D graphics market and develop products on a rapid basis that utilize leading-edge technology. We believe this approach assists us in meeting the new design schedules of PC manufacturers.

         We have substantially increased our engineering and technical resources and have 289 full-time employees engaged in research and development as of July 30, 2000, compared to 214 employees as of January 30, 2000. Research and development expenses totaled $7.1 million in 1997, $25.1 million in the year ended January 31, 1999, $47.4 million in the year ended January 30, 2000 and $38.0 million in the six months ended July 30, 2000.

Competition

         The market for 3D graphics processors for PCs is intensely competitive and characterized by rapid technological change, evolving industry standards and declining average selling prices. We believe that the principal competitive factors in this market are performance, breadth of product offerings, access to customers and distribution channels, backward-forward software support, conformity to industry standard APIs, manufacturing capabilities, price of graphics processors and total system costs of add-in boards or motherboards. We expect competition to increase both from existing competitors and new market entrants with products that may be less costly than our 3D graphics processors or may provide better performance or additional features not provided by our products.

         Our primary source of competition is from companies that provide or intend to provide 3D graphics solutions for the PC market. Our competitors include the following:

         . suppliers of graphics add-in boards that utilize their internally developed graphics chips, such as ATI and Matrox;

         . suppliers of integrated core logic chipsets that incorporate 2D and 3D graphics functionality as part of their existing solutions, such as Intel, Silicon Integrated Systems and Via Technologies;

         . companies that have traditionally focused on the professional market and provide high end 3D solutions for PCs and workstations, including 3Dlabs, SGI and Evans and Sutherland Computer; and

         . companies that focus on the video game market, such as 3Dfx and VideoLogic.

         If and to the extent we offer products outside of the 3D graphics processor market, we may face competition from some of our existing competitors as well as from companies with which we currently do not compete. We cannot accurately predict if we will compete successfully in any new markets we may enter.

Patents and Proprietary Rights

         We rely primarily on a combination of patent, trademarks, copyrights, trade secrets, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. We own 33 issued patents and have 46 U.S. patent applications pending. Our issued patents have expiration dates from April 2015 to April 2018. Our issued patents and pending patent applications relate to technology developed by us in connection with the development of our 3D graphics processors. We have no foreign patents or patent applications. We seek patents that have broad application in the semiconductor industry and that we believe will provide a competitive advantage. However, our pending patent applications or any future applications may not be approved, and any issued patents may not provide us with competitive advantages or may be challenged by third parties. We have licensed technology from third parties for incorporation in our graphics processors and expect to continue to enter into agreements like this for future products. These licenses may result in royalty payments to third parties, the cross-license of technology by us or payment of other consideration. If these arrangements are not concluded on commercially reasonable terms, our business could suffer. We attempt to protect our trade secrets and other proprietary information through confidentiality agreements with manufacturers and other partners, proprietary information agreements with employees and consultants and other security measures. We also rely on trademarks and trade secret laws to protect our intellectual property.

Employees

         As of July 30, 2000 we had 529 employees, 289 of whom were engaged in research and development and 240 of whom were engaged in sales, marketing, operations and administrative positions. None of our employees is covered by collective bargaining agreements, and we believe our relationship with our employees is good.

Facilities

         We lease approximately 117,000 square feet for our headquarters in Santa Clara, California, under leases expiring in 2002. We also lease a design center consisting of approximately 2,900 square feet in one building in Durham, North Carolina, pursuant to a lease that expires in March 2002. In addition, we lease sales and administrative offices in Texas, Washington, Arizona, Singapore and the United Kingdom to support our customers. In April 2000, we entered into leases for our new headquarters complex in Santa Clara, California. Our new complex will comprise four buildings, representing approximately 500,000 total square feet. We expect the first phase of two buildings consisting of approximately 250,000 square feet to be completed in June 2001, the second phase of one building consisting of approximately 125,000 square feet to be completed in July 2001 and the last phase of one building to be completed in March 2002. The leases expire in 2012 and include two seven-year renewals at our option. We believe that we currently have sufficient facilities to conduct our operations for the next twelve months, although we expect to lease additional facilities throughout the world as our business requires.

Legal Proceedings

         On September 21, 1998, 3Dfx filed a patent infringement lawsuit against us in the United States District Court for the Northern District of California alleging infringement of a 3Dfx patent. On March 2, 1999, 3Dfx added a second patent to the suit and on May 24, 1999, 3Dfx added a third patent to the suit. The amended complaint alleges that our RIVA TNT, RIVA TNT2 and RIVA TNT2 Ultra products infringe the patents in suit and seeks unspecified compensatory and trebled damages and attorneys' fees. Our current generation of products is not identified as infringing any of the patents in suit. We have filed an answer and counter-claims asserting that the patents in suit are invalid and not infringed. These assertions are supported by our investigations to date and an opinion from our patent counsel in this suit. We anticipate that the trial date will be set by the District Court after it rules on claims construction issues.

         On August 28, 2000, we filed a patent infringement lawsuit against 3Dfx in the United States District Court for the Northern District of California. The lawsuit alleges that 3Dfx's graphics chip and card products, which are used to accelerate 3D graphics on personal computers, infringe five of our patents and seeks an injunction restraining 3Dfx from manufacturing, selling or importing infringing graphics chip and card products including its Voodoo3, Voodoo4 and Voodoo5 and VSA-100 family of products, as well as monetary damages. The matter is in its earliest stages, discovery has not yet begun and no trial date has been set.

         On February 22, 2000, Graphiques Matrox, Inc. and Systemes Electroniques Matrox Ltd. (collectively "Matrox") filed suit against us in the Superior Court, Judicial District of Montreal, Province of Quebec, Canada. The suit alleges that we improperly solicited and recruited Matrox employees and encouraged Matrox employees to breach their Matrox confidentiality and/or non-competition agreements. The suit by Matrox seeks, among other things, certain injunctive relief. We believe that the claims asserted by Matrox are without merit and we intend to vigorously defend this suit.

         On May 19, 2000, we filed suit against Matrox in Santa Clara County Superior Court alleging that Matrox's efforts to prevent its current and former employees from pursuing employment opportunities with us constitute interference with prospective economic advantage and contract and unfair competition. Our suit seeks, among other things, unspecified monetary damages, a declaration that Matrox's confidentiality and/or non-competition agreements are unenforceable under California law and a declaration that its use of those agreements and other tactics constitutes unfair competition. On May 26, 2000, the case was transferred to the San Jose Division of the United States District Court for the Northern District of California. On June 14, 2000, Matrox filed an answer denying our claims and a counterclaim alleging trade secret misappropriation, intentional interference with contractual relations and unfair competition. Matrox's California suit seeks unspecified monetary damages and injunctive relief. We filed an answer to this counterclaim on July 7, 2000, denying all of Matrox's claims. As with the Montreal action, we believe that the claims asserted by Matrox are without merit and we intend to vigorously defend this suit.

       In addition, we may be subject to litigation in the future. See "Risk Factors--We are subject to a patent infringement lawsuit and could be subject to future lawsuits that could divert our resources and result in the payment of substantial damages." From time to time, we are also subject to claims in the ordinary course of business, none of which in our view would have a material adverse impact on our business or financial position if resolved unfavorably.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           NVIDIA CORPORATION



Dated: September 28, 2000           BY:   /s/ Christine B. Hoberg
                                       -----------------------------
                                           Christine B. Hoberg
                                           Chief Financial Officer
                                           (Principal Financial and
                                           Accounting Officer)